Exhibit 99.4
Riley Exploration – Permian, LLC

Condensed Consolidated Financial Statements

Riley Exploration – Permian, LLC

The accompanying notes are an integral part of these condensed consolidated financial statements.

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Riley Exploration – Permian, LLC
Condensed Consolidated Balance Sheets
($ in thousands)
(unaudited)

	December 31, 2020	September 30, 2020

Assets
Current Assets:
Cash and cash equivalents	$1,877	$1,660
Accounts receivable	10,526	10,128
Accounts receivable – related parties	313	55
Prepaid expenses and other current assets	1,807	1,752
Current derivative assets	6,081	18,819
Total Current Assets	20,604	32,414

Non-Current Assets:
Oil and natural gas properties, net (successful efforts)	313,232	310,726
Other property and equipment, net	2,041	1,801
Right of use assets	604	700
Non-current derivative assets	—	3,102
Other non-current assets	2,034	2,249
Total Non-Current Assets	317,911	318,578

Total Assets	$338,515	$350,992

Liabilities, Series A Preferred Units, and Members' Equity
Current Liabilities:
Accounts payable	$1,357	$4,739
Accrued liabilities	11,073	8,746
Current lease liability	399	392
Revenue payable	4,527	4,432
Advances from joint interest owners	252	254
Advances from related parties	570	—
Current derivative liabilities	272	—
Total Current Liabilities	18,450	18,563

Non-Current Liabilities:
Non-current derivative liabilities	2,970	—
Asset retirement obligations	2,212	2,268
Revolving credit facility	97,500	101,000
Deferred tax liabilities	1,444	1,834
Non-current lease liability	212	314
Other non-current liabilities	160	104
Total Non-Current Liabilities	104,498	105,520

Total Liabilities	122,948	124,083

Series A Preferred Units	61,196	60,292

Members' Equity	154,371	166,617

Total Liabilities, Series A Preferred Units, and Members' Equity	$338,515	$350,992

The accompanying notes are an integral part of these condensed consolidated financial statements.

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Riley Exploration – Permian, LLC
Condensed Consolidated Statements of Operations
($ in thousands, except per unit amounts)
(unaudited)

	Three Months Ended December 31,
	2020	2019
Revenues:
Oil and natural gas sales, net	$22,414	$28,499
Contract services – related parties	600	1,050
Total Revenues	23,014	29,549

Costs and Expenses:
Lease operating expenses	4,796	5,729
Production taxes	1,061	1,359
Exploration costs	424	727
Depletion, depreciation, amortization and accretion	5,990	5,635
General and administrative:
Administrative costs	2,445	3,219
Unit-based compensation expense	413	153
Cost of contract services - related parties	148	168
Transaction costs	1,049	(1)
Total Costs and Expenses	16,326	16,989

Income From Operations	6,688	12,560

Other Expense:
Interest expense	(1,235)	(1,366)
Loss on derivatives	(13,909)	(18,035)
Total Other Expense	(15,144)	(19,401)

Net Loss Before Income Taxes	(8,456)	(6,841)

Income tax benefit	515	—
Net Loss	(7,941)	(6,841)

Dividends on preferred units	(917)	(864)
Net Loss Attributable to Common Unitholders	$(8,858)	$(7,705)

Net Loss per Unit:
Basic	$(5.79)	$(5.04)
Diluted	$(5.79)	$(5.04)

Weighted Average Common Units Outstanding:
Basic	1,530	1,526
Diluted	1,530	1,526

The accompanying notes are an integral part of these condensed consolidated financial statements.

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Riley Exploration – Permian, LLC
Condensed Consolidated Statements of Changes in Members' Equity
($ and units in thousands)
(unaudited)

	Units Outstanding	Amount

For the Three Months Ended December 31, 2019

Balance, September 30, 2019	1,527	$149,383
Issuance of common units under long-term incentive plan	15	—
Purchase of common units under long-term incentive plan	(2)	(194)
Dividends on preferred units	—	(864)
Dividends on common units	—	(4,997)
Unit-based compensation expense	—	153
Net loss	—	(6,841)
Balance, December 31, 2019	1,540	$136,640

For the Three Months Ended December 31, 2020

Balance, September 30, 2020	1,555	$166,617
Issuance of common units under long-term incentive plan	13	—
Dividends on preferred units	—	(917)
Dividends on common units	—	(3,801)
Unit-based compensation expense	—	413
Net loss	—	(7,941)
Balance, December 31, 2020	1,568	$154,371

The accompanying notes are an integral part of these condensed consolidated financial statements.

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Riley Exploration – Permian, LLC
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(unaudited)

	Three Months Ended December 31,
	2020	2019

Cash Flows from Operating Activities:
Net loss	$(7,941)	$(6,841)

Adjustments to reconcile net loss to net cash provided by operating activities:
Oil and gas lease abandonments	424	557
Depletion, depreciation, amortization and accretion	5,990	5,635
Loss on derivatives	13,909	18,035
Settlements on derivative contracts	5,173	556
Amortization of debt issuance costs	155	153
Unit-based compensation expense	413	153
Deferred income tax benefit	(515)	—

Changes in operating assets and liabilities:
Accounts receivable	(397)	190
Accounts receivable – related parties	(258)	108
Prepaid expenses and other current assets	(39)	712
Other non-current assets	1	17
Accounts payable and accrued liabilities	(385)	(919)
Revenue payable	95	536
Advances from joint interest owners	(2)	3,458
Advances from related parties	570	—
Net Cash Provided By Operating Activities	17,193	22,350

Cash Flows From Investing Activities:
Additions to oil and natural gas properties	(9,389)	(9,533)
Acquisition of oil and natural gas properties	—	(3,209)
Additions to other property and equipment	(318)	(25)
Net Cash Used In Investing Activities	(9,707)	(12,767)

Cash Flows From Financing Activities:
Debt issuance costs	(52)	(267)
Proceeds from revolving credit facility	2,000	—
Repayment under revolving credit facility	(5,500)	(2,000)
Payment of common unit dividends	(3,717)	(5,334)
Purchase of common units under long-term incentive plan	—	(194)
Net Cash Used In Financing Activities	(7,269)	(7,795)

Net Increase in Cash and Cash Equivalents	217	1,788

Cash and Cash Equivalents, Beginning of Period	1,660	3,726
Cash and Cash Equivalents, End of Period	$1,877	$5,514

The accompanying notes are an integral part of these condensed consolidated financial statements.

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Riley Exploration – Permian, LLC
Condensed Consolidated Statements of Cash Flows – (Continued)
($ in thousands)
(unaudited)

	Three Months Ended December 31,
	2020	2019

Supplemental Disclosure of Cash Flow Information

Cash Paid For:
Interest	$850	$1,238

Non-cash Investing and Financing Activities:
Changes in capital expenditures in accounts payable and accrued liabilities	$(680)	$10,564
Common unit dividends incurred but not paid	$84	$47
Asset retirement obligations	$17	$844
Preferred unit dividends paid in kind	$904	$851
Preferred unit dividends	$917	$864

The accompanying notes are an integral part of these condensed consolidated financial statements.

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RILEY EXPLORATION - PERMIAN, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Nature of Business

Riley Exploration – Permian, LLC ("Riley Permian", "the Company", "we", "our", or "us") is a growth-oriented, independent oil and natural gas company focused on rapidly growing our conventional reserves, production and cash flow through the acquisition, exploration, development and production of oil, natural gas and natural gas liquids ("NGLs") in the Permian Basin. Our activities are primarily focused on the San Andres Formation, a shelf margin deposit on the Central Basin Platform and Northwest Shelf. The Company was formed to focus on opportunities (i) with favorable reservoir and geological characteristics primarily for oil development, (ii) that offer large contiguous acreage positions with significant untapped potential in terms of ultimate recoverable reserves and (iii) with a high degree of operational control. Our acreage is primarily located on large, contiguous blocks in Yoakum County, Texas and Lea, Roosevelt, and Chaves Counties, New Mexico.

Current Commodity Environment

During 2020, a novel strain of coronavirus, SARS-CoV-2, causing a disease referred to as COVID-19, spread quickly across the globe. Federal, state and local governments mobilized to implement containment mechanisms and minimize impacts to their populations and economies. Various containment measures, which included the quarantining of cities, regions and countries, have resulted in a severe drop in general economic activity and a resulting decrease in energy demand.

Currently, oil and natural gas operations are considered essential in the State of Texas and New Mexico, and the Company has not had any significant disruptions in operations.

This outbreak and the related responses of governmental authorities and others to limit the spread of the virus significantly reduced global economic activity, resulting in a significant decline in the demand for oil and other commodities. These factors caused a swift and material deterioration in commodity prices for a majority of 2020. However, near the end of 2020, oil prices steadily increased but are expected to continue to be volatile as these events evolve. The Company cannot estimate the full length or gravity of the future impacts at this time and if there is another significant decline in oil price, it could have a material adverse effect on the Company’s results of operations, financial position, liquidity and the value of oil and natural gas reserves.

CARES Act and Consolidated Appropriations Act

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"), and on December 27, 2020, President Trump signed into law the Consolidated Appropriations Act. These Acts are meant to provide fast and direct economic assistance for American workers, families, and small businesses, and preserve jobs for American industries. The Company evaluated the outlook of its future operations, current financial position and liquidity and determined not to take the relief provided by the CARES Act and the Consolidated Appropriations Act.

2.	Basis of Presentation

These unaudited condensed consolidated financial statements as of December 31, 2020 and for the three months ended December 31, 2020 and 2019 include the accounts of Riley Permian and its wholly-owned subsidiaries Riley Permian Operating Company, LLC ("RPOC") and Riley Employee Member, LLC. All intercompany balances and transactions have been eliminated upon consolidation.

Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") have been condensed or omitted pursuant to the rules and regulation of the Securities and Exchange Commission. These condensed consolidated financial statement should be read in conjunction with our audited consolidated financial statements and related notes for the year ended September 30, 2020.

These condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, that are, in the opinion of the Company's management, necessary for a fair presentation of the results for the interim periods. These condensed consolidated financial statements are not necessarily indicative of the results for the entire fiscal year.

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RILEY EXPLORATION - PERMIAN, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

3.	Summary of Significant Accounting Policies

Significant Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying condensed notes. These estimates and assumptions may also affect disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making accurate estimates and assumptions is particularly difficult as the oil and natural gas industry experiences depressed commodity pricing and reduced global demand from the effects of COVID-19 and actions by OPEC. These circumstances generally increase the estimation uncertainty in the Company's accounting estimates, particularly the Company's reserve estimates.

The Company evaluates these estimates on an ongoing basis, using historical experience, consultation with experts and other methods the Company considers reasonable in the particular circumstances. Actual results may differ significantly from the Company’s estimates. Any effects on the Company’s business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known. Significant items subject to such estimates and assumptions include, but are not limited to, estimates of proved oil and natural gas reserves and related present value estimates of future net cash flows therefrom, the carrying value of oil and natural gas properties, accounts receivable and accrued operating expenses, the fair value determination of acquired assets and liabilities, certain tax accruals and the fair value of derivatives.

Accounts Receivable

The Company had no allowance for doubtful accounts at December 31, 2020 and September 30, 2020.

Accounts receivable is summarized below:

	December 31, 2020	September 30, 2020
	($ in thousands)
Oil, natural gas and NGL sales	$8,906	$6,919
Joint interest accounts receivable	514	1,022
Realized derivative receivable	1,101	2,187
Other accounts receivable	5	—
Total accounts receivable	$10,526	$10,128

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RILEY EXPLORATION - PERMIAN, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

Accrued Liabilities

Accrued liabilities consisted of the following:

	December 31, 2020	September 30, 2020
	($ in thousands)
Accrued capital expenditures	$4,780	$2,964
Accrued lease operating expenses	2,430	1,617
Accrued ad valorem tax	907	680
Accrued general and administrative costs	1,617	2,125
Accrued interest expense	31	63
Accrued dividends on preferred units	917	903
Accrued dividends on common units	123	95
Other accrued expenditures	268	299
Total accrued liabilities	$11,073	$8,746

Asset Retirement Obligations

Components of the changes in asset retirement obligations ("ARO") are shown below:

	December 31, 2020	September 30, 2020
	($ in thousands)
ARO, beginning balance	$2,326	$1,203
Liabilities incurred	17	68
Liabilities acquired	—	1,161
Revision of estimated obligations	—	(45)
Liability settlements and disposals	—	(131)
Accretion	21	70
ARO, ending balance	2,364	2,326
Less: current ARO	(152)	(58)
ARO, long-term	$2,212	$2,268

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RILEY EXPLORATION - PERMIAN, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

Revenue Recognition

The following table presents oil and natural gas revenues disaggregated by product:

	Three Months Ended December 31,
	2020	2019
	($ in thousands)
Operating revenues:
Oil	$22,107	$28,798
Natural gas	119	(178)
Natural gas liquids	188	(121)
Total operating revenues	$22,414	$28,499

Transaction Costs

The Company recognized transaction costs of $1.0 million and $0 for the three months ended December 31, 2020 and 2019. These costs relate to the fees incurred for the current reverse merger transaction between the Company and Tengasco, Inc. (TGC). See further discussion in Note 15 - Subsequent Events.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes accounting requirements for the recognition of credit losses from an incurred or probable impairment methodology to a current expected credit losses (“CECL”) methodology. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including but not limited to trade receivables. The Company adopted this ASU effective October 1, 2020 using a modified retrospective approach. The adoption of this guidance did not have a material effect on the Company’s condensed consolidated financial statements or related disclosures.

The company is exposed to credit losses primarily through receivables that result from oil and natural gas sales. Estimates of expected credit losses for accounts receivables consider factors such as historical collection experience, credit quality of our customers and current and future economic and market conditions.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820):  Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The purpose of this amendment is to improve the effectiveness of disclosures in the notes of the financial statements. This ASU removes certain disclosure requirements around transfers between levels of the fair value hierarchy and the valuation processes for Level 3 fair value measurements, modifies certain reporting requirements around Level 3 fair value measurements and investments in certain entities that calculate net asset value, and adds certain disclosure requirements for Level 3 fair value measurements. The Company adopted this ASU effective October 1, 2020. The adoption of this ASU did not have a material impact on the Company's financial statements.

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RILEY EXPLORATION - PERMIAN, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

Issued Accounting Standards Not Yet Adopted

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 840): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (“ASU 2020-04”), which provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates (e.g., London Interbank Offered Rate (“LIBOR”)) that are expected to be discontinued. ASU 2020-04 allows, among other things, certain contract modifications, such as those within the scope of Topic 470 on debt, to be accounted as a continuation of the existing contract. This ASU was effective upon the issuance and its optional relief can be applied through December 31, 2022. Due to the Sixth Amendment to the Credit Agreement ("Sixth Amendment") which included provisions in consideration of the phase out, the Company applied the optional expedient pursuant to ASC 848-20-35-14, which allows reporting entities to not have to reassess the embedded derivatives under ASC 815-15. The Company is adopting the optional expedient to reduce the costs and complexity of accounting for contract modifications as a result of changes due to reference rate reform.

4.	Oil and Natural Gas Properties

Oil and natural gas properties are summarized below:

	December 31, 2020	September 30, 2020
	($ in thousands)
Proved	$344,990	$326,420
Unproved	30,783	32,084
Work-in-progress	6,526	15,398
	382,299	373,902
Accumulated depletion and amortization	(69,067)	(63,176)
Total oil and natural gas properties, net	$313,232	$310,726

Depletion and amortization expense for proved oil and natural gas properties was $5.9 million and $5.5 million, respectively, for the three months ended December 31, 2020 and 2019.

The Company incurred $424 thousand and $727 thousand of exploration costs for the three months ended December 31, 2020 and 2019, respectively, $424 thousand and $557 thousand of which related to the abandonment of oil and natural gas leases. The Company also incurred $0 and $170 thousand of geological and geophysical costs during the three months ended December 31, 2020 and 2019, respectively.

Acquisition of Oil and Natural Gas Properties

On December 20, 2019, the Company acquired 38 net acres (unaudited) in Yoakum County, Texas. The acquisition included 17 total wells, with 11 producing and 6 salt water disposals, for a total purchase price of $3.2 million, as adjusted in accordance with the terms of the purchase and sale agreement with J. Cleo Thompson and James Cleo Thompson, Jr., L.P. The effective date of the transaction was August 1, 2019. The transaction was accounted for as an asset acquisition in accordance with ASU 2017-01 and was therefore recorded based on the total consideration paid, with value assigned to unproved oil and natural gas properties, capitalized asset retirement cost and ARO.

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RILEY EXPLORATION - PERMIAN, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

5.	Other Non-Current Assets

Other non-current assets consisted of the following:

	December 31, 2020	September 30, 2020
	($ in thousands)
Debt issuance costs, net	$1,764	$1,867
Prepayments to outside operators	188	284
Other deposits	82	98
Total other non-current assets	$2,034	$2,249

6.	Derivative Instruments

Crude Oil Contracts

The Company uses commodity based derivative contracts to reduce exposure to fluctuations in crude oil prices. While the use of these contracts limits the downside risk for adverse price changes, their use may also limit future revenues from favorable price changes.

As of December 31, 2020, the Company's oil derivative instruments consisted of the following types:

•	Fixed Price Swaps – the Company receives a fixed price for the contract and pays a floating market price to the counterparty over a specified period for a contracted volume.

•
Costless collars – the combination of a put option (fixed floor) and call option (fixed ceiling), with the options structured so that the premium paid to purchase the put option is offset by the premium received from the sale of the call option. If the market price exceeds the call strike price or falls below the put strike price, we receive the fixed price and pay the market price. If the market price is between the put and the call strike price, no payments are due from either party.

•
Basis Protection Swaps – Basis swaps are settled based on differences between a fixed price differential and the differential between the settlement prices of two referenced indexes. We receive the fixed price differential and pay the differential between the referenced indexes.

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RILEY EXPLORATION - PERMIAN, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

The following table summarizes the open financial derivative positions as of December 31, 2020, related to crude oil production.

		Weighted Average Price
Calendar Quarter	Notional Volume	Fixed	Put	Call
	(Bbl)	($ per Bbl)
Crude Oil Swaps
Q1 2021	442,253	$52.30	$—	$—
Q2 2021	517,768	$51.17	$—	$—
Q3 2021	534,278	$50.99	$—	$—
Q4 2021	528,116	$51.06	$—	$—
2022	360,000	$45.25	$—	$—

Natural Gas Swaps
Q1 2021	450,000	$2.97	$—	$—
Q2 2021	450,000	$2.97	$—	$—
Q3 2021	450,000	$2.97	$—	$—
Q4 2021	450,000	$2.97	$—	$—

Crude Oil Collars
2022	360,000	$—	$35.00	$42.63

Crude Oil Basis
Q1 2021	435,000	$0.40	$—	$—
Q2 2021	435,000	$0.40	$—	$—
Q3 2021	435,000	$0.40	$—	$—
Q4 2021	435,000	$0.40	$—	$—

Interest Rate Contracts

The Company has entered into floating-to-fixed interest rate swaps (we receive a floating market rate and pay a fixed interest rate) to manage interest rate exposure related to the revolving credit facility.

The notional amount of the interest rate swaps, as of December 31, 2020 and September 30, 2020, was $95 million and expires on September 28, 2021.

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RILEY EXPLORATION - PERMIAN, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)
Balance Sheet Presentation of Derivatives

The following table presents the location and fair value of the Company’s derivative contracts included in the accompanying consolidated balance sheets as of December 31, 2020 and September 30, 2020.

	December 31, 2020
Balance Sheet Classification	Gross Fair Value	Amounts Netted	Net Fair Value
	($ in thousands)
Current derivative assets	$9,419	$(3,338)	$6,081
Non-current derivative assets	—	—	—
Current derivative liabilities	(3,610)	3,338	(272)
Non-current derivative liabilities	(2,970)	—	(2,970)
Total	$2,839	$—	$2,839

	September 30, 2020
Balance Sheet Classification	Gross Fair Value	Amounts Netted	Net Fair Value
	($ in thousands)
Current derivative assets	$19,690	$(871)	$18,819
Non-current derivative assets	4,651	(1,549)	3,102
Current derivative liabilities	(871)	871	—
Non-current derivative liabilities	(1,549)	1,549	—
Total	$21,921	$—	$21,921

The following table presents the Company's derivative activities for the three months ended December 31, 2020 and 2019.

	Three Months Ended December 31,
	2020	2019
	($ in thousands)
Fair value of net asset, beginning of period	$21,921	$14,959
Loss on derivatives	(13,909)	(18,035)
Settlements on derivatives	(5,173)	(556)
Fair value of net asset (liability), end of period	$2,839	$(3,632)

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RILEY EXPLORATION - PERMIAN, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

7.	Fair Value Measurements

The carrying values of financial instruments comprising cash and cash equivalents, accounts payable, accounts receivable and related party accounts receivable approximate fair values due to the short-term maturities of these instruments. The carrying value reported for the revolving line of credit approximates fair value because the underlying instruments are at interest rates which approximate current market rates.

Assets and Liabilities Measured on a Recurring Basis

The following table presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2020 and September 30, 2020, by level within the fair value hierarchy:

	December 31, 2020
	Level 1	Level 2	Level 3	Total
	($ in thousands)
Financial assets:
Commodity derivative assets	$—	$9,419	$—	$9,419
Financial liabilities:
Commodity derivative liabilities	$—	$(5,963)	$—	$(5,963)
Interest rate liabilities	$—	$(617)	$—	$(617)

	September 30, 2020
	Level 1	Level 2	Level 3	Total
	($ in thousands)
Financial assets:
Commodity derivative assets	$—	$24,341	$—	$24,341
Financial liabilities:
Commodity derivative liabilities	$—	$(1,672)	$—	$(1,672)
Interest rate liabilities	$—	$(748)	$—	$(748)

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

Assets and liabilities accounted for at fair value on a non-recurring basis in accordance with the fair value hierarchy include the initial recognition of asset retirement obligations and the fair value of oil and natural gas properties when acquired in a business combination or assessed for impairment.

The fair value measurements of assets acquired and liabilities assumed are measured on a nonrecurring basis on the acquisition date using an income valuation technique based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs used to determine the fair value include estimates of: (i) reserves; (ii) future commodity prices; (iii) operating and development costs; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the Company's estimated cash flows are the product of a process that begins with NYMEX forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that the Company’s management believes will impact realizable prices. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation.

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RILEY EXPLORATION - PERMIAN, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

The fair value of asset retirement obligations incurred and acquired during the three months ended December 31, 2020 and 2019, totaled approximately $17 thousand and $873 thousand, respectively. The fair value of additions to the asset retirement obligation liabilities is measured using valuation techniques consistent with the income approach, which converts future cash flows to a single discounted amount. Significant inputs to the valuation include: (i) $50 thousand estimated plug and abandonment cost per well for all oil and natural gas wells and $52 thousand for estimated plug and abandonment cost per well for all disposal wells for the three months ended December 31, 2020 and 2019; (ii) a 27 year and 12 year weighted average by fair value of the estimated remaining life per well for the three months ended December 31, 2020 and 2019; (iii) future inflation factors; and (iv) our average credit-adjusted risk-free rate of 5.17% and 8.34% for the three months ended December 31, 2020 and 2019. These assumptions represent Level 3 inputs.

If the carrying amount of our oil and natural gas properties exceeds the estimated undiscounted future cash flows, we will adjust the carrying amount of the oil and natural gas properties to fair value. The fair value of our oil and natural gas properties is determined using valuation techniques consistent with the income and market approach. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures, and various discount rates commensurate with the risk and current market conditions associated with the expected cash flow projected. These assumptions represent Level 3 inputs.

8.	Transactions with Related Parties

Contract Services

In May 2019, Combo Resources, LLC ("Combo") entered into a contract services agreement with RPOC, whereby RPOC became the contract operator on behalf of Combo and provides certain administrative services to Combo in exchange for payment of a fee equal to $250 thousand per month and reimbursement of all third party expenses. This fee was subsequently decreased to $150 thousand per month effective July 1, 2020 and further decreased to $100 thousand per month effective August 1, 2020. Combo was previously owned by Oakspring Energy Holdings, LLC ("Oakspring") and by a wholly-owned subsidiary of Riley Exploration Group, Inc. ("REG"). On December 31, 2020, Oakspring contributed their interest in Combo to certain investment funds of Yorktown Partners, LLC, and the wholly-owned subsidiary of REG contributed its' interest in Combo to Riley Exploration Group, LLC.

The Company recognized $300 thousand and $750 thousand in the three months ended December 31, 2020 and 2019, respectively, in revenue under the contract services agreement and had an accounts receivable of $313 thousand and $55 thousand as of December 31, 2020 and September 30, 2020, respectively. Additionally, the Company recognized an advance from Combo for $570 thousand as of December 31, 2020 for the completion of a well.

In May 2019, REG entered into a contract services agreement with RPOC with an effective date of May 1, 2019, whereby RPOC will provide certain operational services to REG in exchange for payment of a fee equal to $75 thousand per month. This fee was subsequently increased to $100 thousand per month effective September 1, 2019.

The Company recognized $300 thousand and $300 thousand in the three months ended December 31, 2020 and 2019, respectively, in revenue under the contract services agreement. The Company did not recognize an accounts receivable under the contract services agreement as of December 31, 2020 and September 30, 2020.

The Company incurred costs directly relating to the performance of its obligations under these contract service agreements and recognized $148 thousand and $168 thousand, respectively, for the three months ended December 31, 2020 and 2019.

9.	Revolving Credit Facility

On September 28, 2017, the Company and SunTrust Robinson Humphrey, Inc., now Truist Bank as successor by merger, as lead arranger and administrative agent, entered into a credit agreement to establish a senior secured revolving credit facility. The credit facility had an initial borrowing base of $25 million with a maximum facility amount of $500 million. The credit facility maturity date is set on September 28, 2023 in accordance with the Sixth Amendment effective August 31, 2020. Substantially all of the Company’s assets are secured under the credit facility. The Company's borrowing base was $135 million with commitments totaling $132.5 million at December 31, 2020.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

Interest expense and unused commitment fees related to the credit facility for the three months ended December 31, 2020 and 2019, totaled $1.1 million and $1.2 million, respectively. The amortization of debt issuance costs for the three months ended December 31, 2020 and 2019 was $155 thousand and $153 thousand, respectively. The weighted average interest rate as of December 31, 2020 and September 30, 2020 was 3.16% and 4.09%, respectively.

As of December 31, 2020 and September 30, 2020, the Company was in compliance with all covenants contained in the credit agreement and had $97.5 million and $101 million, respectively, of outstanding borrowings and an additional $35 million and $34 million, respectively, available commitments under the borrowing base.

10.	Members’ Equity

As of December 31, 2020, the common units authorized and approved by the Board of Managers totaled 1,568,370 and the total number of Preferred Series A Units were 511,695.

On October 1, 2020, the Company granted 13,309 restricted units to certain executives which vest over a three-year period, which reduced the 2018 LTIP common units available for issuances to 135,241. See further discussion in Note 12 – Unit-Based Compensation.

11.	Preferred Units

As of August 13, 2020, the Company entered into the Fourth Amended and Restated Limited Liability Agreement (the "Fourth LLC Agreement") which declared the mandatory redemption date for all Series A Preferred Units in cash to one year following the expiration of the credit agreement (as may be further amended, restated, supplemented, modified or replaced from time to time) which is currently set to mature on September 28, 2023.

At any time prior to an IPO or Listing Transaction and at such holder’s sole discretion, a holder of Series A Preferred Units may elect to convert such Series A Preferred Units to a number of common units in accordance with the formula set forth in the Fourth LLC Agreement. Immediately prior to any conversion, all accrued and undeclared but unpaid dividends on the Series A Preferred Units shall be paid in kind to such holder of Series A Preferred Units electing to convert its units. The Series A Preferred conversion price is $120 per unit for the periods presented, as adjusted to reflect any subdivision, stock split, recapitalization, reclassification or consolidation of the common units.

Immediately following the execution of an underwriting agreement, but prior to the closing of an IPO or Listing Transaction, all outstanding Series A Preferred Units shall be automatically converted into Listed Shares at a conversion rate formula set forth in the Fourth LLC Agreement. The conversion will result in a deemed preferred distribution to the Series A Preferred Unit holders, which will reduce income attributable to common units in the period in which the conversion occurs.

The tables below summarize the changes in preferred units during the three months ended December 31, 2020 and 2019:

	Units	Amount
		($ in thousands)
Balance, September 30, 2020	504,168	$60,292
Dividends paid in kind	7,527	904
Balance, December 31, 2020	511,695	$61,196

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)
	Units	Amount
		($ in thousands)
Balance, September 30, 2019	475,152	$56,810
Dividends paid in kind	7,094	851
Balance, December 31, 2019	482,246	$57,661

During the three months ended December 31, 2020 and 2019, the Company issued 7,527 units and 7,094 units of Series A Preferred Units as paid in kind dividends. As of December 31, 2020 and September 30, 2020, the Company had accrued dividends payable on the Series A Preferred Units of $917 thousand and $903 thousand, respectively, which are included in accrued liabilities in the condensed consolidated balance sheets.

Subsequent to the balance sheet date of December 31, 2020, the Company elected under the Fourth LLC Agreement to pay all Series A Preferred dividends in cash instead of additional Series A Preferred Units. On January 29, 2021, the Company paid $917 thousand on 7,639 Series A Preferred Units accrued at December 31, 2020.

In accordance with ASC 480-10-S99 Distinguishing Liabilities From Equity, equity securities are required to be classified outside of permanent equity in temporary equity if they are redeemable or may become redeemable for cash or other assets. As the Company is not considered to have sole control over the contractually mandated redemption which is currently set for redemption in 2024, the Series A Preferred Units have been classified as mezzanine equity.

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12.	Unit-Based Compensation

Long-Term Incentive Plan

Restricted Units: The Company granted 14,766 restricted units to certain executives on April 29, 2019. Restricted units vest over a two- to three-year period and the holder receives dividends, in arrears, once the units vest. The Company has accrued for these dividends and are reported in accrued liabilities and other non-current liabilities. The total expense is amortized on a straight-line basis, over the vesting period. The Company recorded $166 thousand and $153 thousand of unit-based compensation expense for the three months ended December 31, 2020 and 2019 related to this issuance. Approximately $601 thousand of additional unit-based compensation expense will be recognized associated with this grant over the next 14 months.

The Company granted 15,767 restricted units to certain executives effective February 1, 2020 which vest over a three-year period and the Company simultaneously repurchased 1,229 shares from these executives for payment of their employee tax withholding obligations, resulting in a net issuance of 14,538. The total expense is amortized on a straight-line basis, over the vesting period. The Company recorded $122 thousand and $0 of unit-based compensation expense for the three months ended December 31, 2020 and 2019 related to this issuance. Approximately $1.1 million of additional unit-based compensation expense will be recognized associated with this grant over the next 26 months.

On October 1, 2020, the Company granted 13,309 restricted units to certain executives which vest over a three-year period. The total expense is amortized on a straight-line basis, over the vesting period. The Company recorded $125 thousand of unit-based compensation expense for the three months ended December 31, 2020 related to this issuance. Approximately $1.4 million of additional unit-based compensation expense will be recognized associated with this grant over the next 33 months.

On October 5, 2020, an executive of the Company forfeited 904 restricted units from the grant dated April 29, 2019 and 1,802 restricted units from the grant dated February 1, 2020 totaling a total forfeiture of 2,706 restricted units.

Total unit-based compensation expense of $413 thousand and $153 thousand, respectively, is included in general and administrative costs on the Company's condensed consolidated statement of operations for all of the issuances outstanding at December 31, 2020 and 2019. The Company will recognize any forfeited units, and any unpaid dividends for those units, as they occur as a reduction to accrued liabilities and members' equity on the consolidated balance sheet.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

13.	Net Income (Loss) Per Unit

The table below sets forth the computation of basic and diluted net loss per unit for the three months ended December 31, 2020 and 2019:

	Three Months Ended December 31,
	2020	2019

Net loss attributable to common unitholders (in thousands) - Basic and Diluted	$(8,858)	$(7,705)

Basic weighted-average common units outstanding	1,529,937	1,525,791
Effecting of dilutive securities:
Series A preferred units	—	—
Restricted units	—	—
Diluted weighted-average common units outstanding	1,529,937	1,525,791
Basic net loss per common unit	$(5.79)	$(5.04)
Diluted net loss per common unit	$(5.79)	$(5.04)

For the three months ended December 31, 2020 and 2019, the following units were excluded from the calculation of diluted net loss per unit due to their anti-dilutive effect:

	Three Months Ended December 31,
	2020	2019

Series A preferred units	511,695	482,246
Restricted units	34,512	14,766

14.	Commitments and Contingencies

Legal Matters

On December 10, 2020 a purported shareholder of TGC filed a lawsuit against TGC, the members of the TGC board of directors, Merger Sub (as defined below), and the Company in the United States District Court, District of Delaware, captioned Lewis D. Baker v. Tengasco, Inc. (the "Baker complaint"). Refer to Note 15 – Subsequent Events for a more detailed discussion regarding the merger agreement. The Baker complaint was voluntarily dismissed without prejudice on February 24, 2021.

In addition to the matter disclosed above, the Company is party to certain lawsuits arising in the ordinary course of the Company’s business. The Company cannot predict the outcome of any such lawsuits with certainty, but management believes it is remote that pending or threatened legal matters will have a material adverse impact on the Company’s financial condition.

Due to the nature of the Company's business, the Company may at times be subject to claims and legal actions. The Company accrues liabilities when it is probable that future costs will be incurred, and such costs can be reasonably estimated. Such accruals are based on developments to date and the Company’s estimates of the outcomes of these matters. The Company did not recognize any material liability as of December 31, 2020 and September 30, 2020. Management believes it is remote that the impact of such matters will have a materially adverse effect on the Company’s financial position, results of operations, or cash flows.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Unaudited)

Environmental Matters

The Company is subject to various federal, state and local laws and regulations relating to the protection of the environment. These laws, which are often changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. The Company recorded no environmental liabilities as of December 31, 2020 and September 30, 2020.

15.	Subsequent Events

Events that could materially affect our financial position and results of operations after December 31, 2020, have been reviewed and evaluated by the Company as of March 4, 2021.

Tengasco Merger

On October 21, 2020, TGC, an exploration and production oil and natural gas company, and the Company entered into a definitive merger agreement under which TGC would acquire the Company and all its subsidiaries in exchange for shares of TGC common stock (the "Transaction"). TGC formed Antman Sub LLC ("Merger Sub") as a direct wholly-owned subsidiary to merge into Riley Permian.

On February 26, 2021 (the "Closing Date"), the Company and TGC consummated the Transaction and Merger Sub merged into Riley Permian, with Riley Permian surviving as a direct wholly-owned subsidiary. The merger between Riley Permian and Merger Sub resulted in Riley Permian's common units being exchanged for TGC stock. As part of the merger agreement, TGC was renamed Riley Exploration Permian, Inc. ("REPX") and Riley Permian became a wholly-owned subsidiary of REPX.

Immediately prior to the closing of the merger, Riley Permian converted all of the issued and outstanding Series A Preferred Units into common units of Riley Permian. In connection with the merger, unit holdings of Riley Permian were entitled to receive, in exchange for each common unit, shares of TGC (which were renamed REPX) par value $0.001 per share (“TGC common stock”) based on the exchange ratio set forth in the merger agreement (the “Exchange Ratio”), with cash paid in lieu of the issuance of any fractional shares. The Exchange Ratio was 97.796467 shares of TGC common stock for each common unit of Riley.

On the Closing Date, REPX effected a reverse stock split of the common stock in a ratio of one-for-twelve resulting in outstanding common stock of approximately 17.8 million shares after also giving effect to the merger. Pursuant to the merger agreement, on the Closing Date each restricted share of common stock issued in the Transaction is to be issued under the 2021 Long Term Incentive Plan ( the "2021 LTIP Plan"). The only 2021 LTIP Plan shares being registered under REPX are those shares of unvested restricted common stock outstanding of the Company. Riley Permian obtained approximately 95% of the equity voting interest in REPX. Riley Permian has determined to be the accounting acquirer and therefore the transaction will be accounted for as a reverse acquisition. The assets and liabilities of Riley Permian will be accounted for at carryover basis and the assets and liabilities of TGC will be accounted for at fair value. Due to the recent closing of the Transaction, the acquisition date fair value of the assets and liabilities of TGC and certain other related disclosures were not yet available as of the date of this report.